UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant  ☐

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[] Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MAXIM SERIES FUND, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Maxim Series Fund, Inc.
Maxim Moderately Conservative Profile II
Outbound Call Script (for internal use only)

Good (morning, afternoon, evening,) My name is (Full Name).

May I please speak with Mr./Mrs. (full name)?

I am calling on behalf of Maxim Series Fund, Inc.  Recently we sent you proxy materials for the upcoming Special Meeting of Shareholders scheduled for May 25, 2011, which has been adjourned to Wednesday, June 8th.

If abstained:
Our records reflect your preference to abstain from voting on the proposal to amend the Fund’s corporate charter.  This proposal is of utmost importance and we are calling to ask you to take a few minutes to review the information contained in the proxy materials and reconsider your previous abstention from voting.  For purposes of determining this vote, an abstention has the same effect as a vote against the proposal.  The Board of Directors of the Fund recommends that you vote for the proposal described in the Proxy Statement previously sent to you.

Your vote is important.  If you decide to change your vote, you can do so by mail, Internet, or touch-tone phone by following the voting instructions provided in the proxy materials.  Our receipt of a proxy vote with a later date will completely revoke your previous ballot.

If voted No:
Our records reflect that you voted against the proposal to amend the Fund’s corporate charter.  This proposal is of utmost importance and we are calling to ask you to take a few minutes to review the information contained in the proxy materials and reconsider your previous vote.  The Board of Directors of the Fund recommends that you vote for the proposal described in the Proxy Statement previously sent to you.

Your vote is important.  If you decide to change your vote, you can do so by mail, Internet, or touch-tone phone by following the voting instructions provided in the proxy materials.  Our receipt of a proxy vote with a later date will completely revoke your previous ballot.

What am I being asked to vote on?
To approve an amendment to the Fund’s corporate charter to permit the Board of Directors to add new classes of shares to certain portfolios of the Fund.
EXPLANATION – To modernize the Fund’s corporate charter to permit Board of Directors to add new share classes to existing funds with a single class of shares.  This proposal is of particular importance because it will afford the Fund the flexibility to offer multiple classes of shares for all of its existing Portfolios without the unnecessary expense of seeking further shareholder approval, consistent with modern industry practice.

How does the Board of Directors recommend I vote?
The Board of Directors, including all of the Directors who are not “interested persons” of the Fund, recommends that shareholders vote FOR the approval of the proposed amendment to the corporate charter of the Fund.

If prepared to vote:
Please forward them directly to the proxy vendor at 1-866-864-7964 or ask them for a time either later today or the next business day that the proxy vendor should call them in order to take their vote.

If an additional set of proxy materials is requested:
I can resend the materials to you.  Due to time constraints, however, we are e-mailing proxy materials to ensure delivery before the new meeting date.  Do you have an email that the proxy materials can be sent to?  (If yes, type the email address in the notes and read it back phonetically to the shareholder.)  Thank you.  You should receive the materials shortly.

If Unsure of Voting:
Would you like me to review the proposal with you?  (Answer all the shareholders’ questions and ask them if they are prepared to vote.)

How to Vote:
By Touch-Tone Phone:	Call 1-866-458-9863. You will need the control number found on the card.

With a Live Operator:	Call 1-866-864-7964. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time.

By Internet:	Go to www.proxyonline.com and follow the instructions found on the website. You will need the control number found on the card.

By Mail:	Using the postage-paid envelope mailed with the proxy ballot